June 6, 2017

R. Glenn Bancroft

3056 N Spirit Dancer Trail

Tucson, AZ 85749

Spindle, Inc

1200 S. Alma School Rd, Ste 12500

Mesa, AZ 85210

Gentlemen,

Due to continued personal matters that will continue to sap my attention to respond and react in a timely manner to the matters facing Spindle, I must tender my resignation from the Board of Directors and the position of Secretary of the Corporation. There is no conflict with the Board or any of the company's staff. I wish you all well and will be available to consult in the future if needed.

Sincerely,

/s/ R. Glenn Bancroft

R. Glenn Bancroft

Secretary, Director